Exhibit 4

Dated

13 April 2015

by

D. E. Shaw Galvanic International, inc.

as Noteholder

NOTEHOLDER’S DEEd POLL

THIS DEED POLL is signed, sealed and delivered as a DEED POLL on 13 April 2015:

BY

D. E. Shaw Galvanic International, inc., in its capacity as beneficial owner of the Securities (the “Noteholder”)

FOR THE BENEFIT OF

LDK Solar Co. ltd, an exempted company and incorporated with limited liability under the laws of the Cayman Islands with registered number 166736 (the “Company”)

BACKGROUND

(A)	The Noteholder was a Scheme Creditor and, on the Issue Date, in consideration for the release of its rights and interests in respect of the Senior Obligations, it obtained a beneficial interest in the Securities and ADSs.

(B)	On and from 1 April 2015, the Conversion Rate of the Securities will be a floating rate calculated as the number of Ordinary Shares into which US$1,000 of the principal amount of the Securities may be convertible at the VWAP of ADSs for the 20-trading-day period immediately prior to (but excluding) the date of the Conversion Notice.

(C)	During the period 1 April 2015 to 31 March 2016, there is a limit on conversions of Securities into ADSs, such that no more than US$62.5 million of the aggregate principal amount of the Securities may be converted during that one year period, and no more than US$20 million of the aggregate principal amount of the Securities may be converted during any rolling quarter during that one year period.

(D)	The Noteholder agrees to further limit its right to convert, or to cause any other party to convert on its behalf, the Securities in which it has an interest, on the terms set out in this Deed Poll.

IT IS DECLARED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Deed Poll:

“Beneficial Ownership” has the meaning given to such term under Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended;

“Effective Date” means the date of this Deed Poll; and

“Indenture” means the indenture dated 10 December 2014 in respect of the issue by the Company of 5.535% Convertible Senior Notes due 2018.

1.2	Terms defined in the Indenture have the same meaning in this Deed Poll, unless otherwise defined herein.

2.	capacity

2.1	The Noteholder enters into this Deed Poll in its capacity as beneficial owner of Securities and in no other capacity.

3.	conversion limit

For a period of 90 days commencing on 13 April 2015 (the “Limit Period”), the Noteholder agrees that it will not issue, nor will it cause or instruct any other party to issue on its behalf, a Conversion Notice in respect of any Securities in which the Noteholder has Beneficial Ownership if giving such a Conversion Notice will, or may reasonably be expected to, result in the Noteholder and its affiliates, collectively having Beneficial Ownership of more than 4.9% of the total outstanding Ordinary Shares of the Company.

4.	enforcement

4.1	The Noteholder acknowledges and agrees that the benefit of this Deed Poll may be enforced directly by the Company on and from the Effective Date.

5.	general

5.1	Assignment

The rights and obligations of the Noteholder and the Company are personal and may not be assigned or otherwise dealt with at law or in equity. The Noteholder agrees that, during the Limit Period, it will not transfer Securities to any of its affiliates unless such affiliate has executed a deed poll similar to this Deed Poll to limit its conversions for the remainder of the Limit Period.

5.2	Further action

The Noteholder will promptly do all things and execute and deliver all documents necessary or expedient to give effect to this Deed Poll.

5.3	Governing law

This Deed Poll is governed by the laws of Hong Kong.

SIGNED, SEALED AND DELIVERED AS A DEED POLL by Christopher Zaback for and on behalf of D. E. Shaw Galvanic International, inc. and in the presence of:
/s/ Christopher Zaback	/s/ Jake Lipman

Signature	Signature

Christopher Zaback	Jake Lipman

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